Exhibit 10.1

COSÌ, INC. 294 Washington Street, Ste. 510 Boston, MA 02108 Main Tel: (857) 415-5000 Website: www.getcosi.com	Writer’s Direct Information Kate Shehan V. P. HR Direct Tel: (857) 415-5010 Cell: (857) 207-0318 E-Mail: kate.shehan@getcosi.com

March 26, 2015

Via Email (Miguel.rossydonovan@gmail.com)

Miguel Rossy-Donovan
125 West 31st Street #30k
New York, NY 10001
[Tel:  (213) 399-4870]

Re:           Chief Financial Officer

Dear Miguel:

We are pleased to confirm the essentials of your employment offer.  This offer may be contingent upon the results of criminal, credit and driving checks (depending upon the position and in accordance with applicable laws) submitted by Così, Inc. (the “Company”, “we”, or “us”).  Please be advised that this is not a contract for employment.

1.  You agree to become an at-will employee of the Company, in the position of Chief Financial Officer, with an effective start date to be determined by mutual agreement of you and the Company.

2.  In this position, you will report to the President and CEO.

3.  The gross amount of your annual base salary will be Two Hundred Seventy-Five Thousand and 00/100 U.S. Dollars (US$275,000.00), payable in bi-weekly installments in accordance with the Company’s regular payroll practices, and which will be subject to applicable payroll and withholding taxes and other applicable deductions.

4. You will be eligible to participate in the Company’s annual bonus plan where you will have the ability to earn an annual bonus in a gross amount up to Fifty Percent (50%) of your annual base salary, which bonus will be contingent upon various factors, including, among others, the Company’s business plan and financial results, and your achievement against targeted goals and objectives, and which will be subject to applicable payroll and withholding taxes and other applicable deductions.  In the event of extraordinary financial performance by the Company, as determined by the President & CEO, in consultation with the Compensation Committee of the Board of Directors, you may be eligible for a bonus in excess of Fifty Percent (50%) of your annual base salary, contingent upon various factors, such as, by way of example and not in limitation, those set forth above in this paragraph, and which will be subject to the other terms and provisions hereof.

5.  Subject to and upon the terms, conditions and restrictions set forth in the Restricted Stock Agreement pursuant to which your shares of restricted stock will be granted, on the grant date (i.e., upon your first day of employment), you will receive a grant of 200,000 shares of restricted stock,, of which 50% will be performance-based shares, subject to performance-based vesting, and 50% will be time-based shares, subject to time-based vesting.

(a)  Performance-Based Shares.  The performance-based shares will vest, provided you remain in the continuous employ of the Company from and after the date of grant and through the respective vesting dates, as follows:

(i)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $3.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(ii)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(iii)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $4.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $5.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(b)  Time-Based Shares.  The time-based shares will vest as follows:

(i)  (25%) on the first anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date;

(ii)  (25%) on the second anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date;

(iii)  (25%) on the third anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date; and

(iv)  (25%) on the fourth anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date.

6.  You will be reimbursed for your business-related and business travel expenses incurred in performing your employment obligations, provided that such expenses are reasonable, customary, and documented, and incurred in accordance with the Company’s then-current business and business travel expense reimbursement policy in effect from time to time. Our business and business travel expense reimbursement policy may change from time to time without notice.

7.  During your employment with the Company, you will be eligible to participate in the Company’s health care benefits plan on the first day of the first full month following your first day of employment (“date of hire”) (for example, if your date of hire is May 10, 2015, you will be eligible to participate as of June 1, 2015; if your date of hire is June 28, 2015, you will be eligible to participate as of July 1, 2015).  These benefits currently include medical, dental, vision, life, AD&D, and short- and long-term disability insurance.  If you elect to participate in our health care benefits plans, you will be required to pay an employee contribution for participation in the benefits plans selected.  Participation in, and the terms of, our health care benefits plans are subject to change without notice.

8.  During your employment with the Company, you will automatically be enrolled in the Company’s 401(K) retirement plan at the 4% level once you meet the eligibility requirements (90 days of employment and at least 325 hours worked).  After you are enrolled, that means an amount equal to 4% of your gross earnings will be deducted from your paycheck every pay period and paid into the Company’s 401(K) retirement plan for your benefit.  You may change the amount of the deduction or opt out altogether by contacting the Company’s Benefits Department.  If you remain in the Company’s 401(k) retirement plan, every year your deduction will increase by 1% until it reaches the 8% level.  You may rollover any other qualified accounts you may have had upon hire, and you may begin additional contributions as well after 90 days of continuous employment with the Company.  You may contact the Benefits Department for more information regarding this plan.  Participation in, and the terms of, the Company’s 401(K) retirement plan may change from time to time without notice (unless such notice is otherwise required by law).  Notwithstanding the foregoing, as a highly-compensated officer of the Company, under the current terms of the plan, you will not be eligible to participate in the Company’s 401(K) plan as it currently exists.  Should the terms of the plan change or should another plan be implemented for highly-compensated officers, you would be eligible to participate in such revised or new plan, subject to meeting the criteria and on the terms thereof.

9.  During your employment with the Company, you will be eligible for twenty (20) days’ paid vacation per calendar year, in accordance with the Company’s salaried employee vacation policy, to be taken during the same calendar year in which such vacation is earned, prorated for any partial year.  Your vacation is earned based upon the calculation and schedule set forth in the vacation policy as may be in effect from time to time for the Company’s salaried employees.  Our vacation policy may change from time to time without notice (unless such notice is otherwise required by law).

10.  As long as you are in a position requiring a cell phone, under the Company’s current policy, the Company will provide you with a standard cell phone, at no cost to you, and will reimburse you for your usage in accordance with the Company’s cell phone policy, provided that you are participating in the Company’s cell phone program.  You may be required to sign cell phone policies and other documentation related to your use of the cell phone.  The terms of the Company’s cell phone policy may change from time to time without notice.

11.  As long as you are in a position requiring the use of a laptop computer, under the Company’s current policy, the Company will provide you with a laptop computer, at no cost to you.  You may be required to sign computer policies and other documentation related to your use of the laptop computer.  The terms of the Company’s computer policies may change from time to time without notice.

12.  You will be an at-will employee of the Company, which means your employment may be terminated at any time by you or by us for any or no reason whatsoever.  This letter is not an employment agreement or contract.

13.  You understand that, as a condition of your employment with the Company, to protect the Company’s confidential, proprietary and trade secret information, you will be required to sign the Confidentiality and Non-compete Agreement, in the form attached hereto, at the time of your employment.

14.  By commencing employment with the Company, you represent and warrant to the Company that, to the best of your knowledge, you are free to become an employee of the Company and to render services and perform duties and obligations accordingly, and that you do not have and will not have any agreements or commitments which would prevent or interfere in any way with the full performance of your services and duties and obligations to and on behalf of the Company.

15.  In accordance with your request, to cover your relocation expenses, the Company will pay to you the gross amount of $55,000, which will be reported as income to you and included in your W-2 wages, to be used by you as you determine to cover all of your relocation expenses, including, without limitation, house-hunting trips, temporary housing, travel, meals, transportation of your household goods, deposits, etc.  As you requested so that you can commence relocation activities prior to your start date with the Company without coming out of pocket, the Company will make this payment to you within five business days after you accept employment with the Company and confirm your start date, and you will agree to promptly repay the funds to the Company in the event you fail to relocate and commence employment with the Company within the timeframe agreed upon between you and the Company.

We look forward to welcoming you in your new position and to your success with Così, Inc. Should you have any questions, please do not hesitate to contact RJ Dourney or me at (857) 207-0318.

Sincerely,
COSÌ, INC.

/s/ Kate Shehan
Kate Shehan, V. P. HR

Attachments:
Confidentiality & Non-Compete Agreement
Letter Agreement re: Relocation

cc:           RJ Dourney

CONFIDENTIALITY AND NON-COMPETE AGREEMENT

THIS CONFIDENTIALITY AND NON-COMPETE AGREEMENT (this “Agreement”) is made as of _______________ _____, 2015 by and between COSÌ INC. (“COSÌ”), and MIGUEL ROSSY-DONOVAN (“Employee”).

RECITALS:

WHEREAS, COSÌ is engaged in the business of owning, operating and franchising fast casual restaurants, featuring its hearth-baked crackly-crust bread, sandwiches, salads, melts, pizza, pasta, bagels, breakfast products, desserts, coffee and coffee-based drinks, specialty beverages, and other food and beverage products, which may include the sale of alcoholic beverages, and merchandise items, and related purposes (collectively, the “Business”) and has developed and continues to develop Confidential Information (as defined below) relating thereto;

WHEREAS, COSÌ currently owns, operates, and franchises restaurants throughout the United States and in international markets, and is aggressively pursuing growth and development throughout the Unites States and internationally through company development, franchise development, and strategic partnerships;

WHEREAS, Employee has accepted employment with COSÌ, and in such capacity will have access to and may create confidential and proprietary information and will participate in extensive training and education programs relating to such confidential and proprietary information;

WHEREAS, COSÌ desires to protect its confidential and proprietary information from unauthorized use and disclosure by its employees and from distribution to third parties who may utilize such confidential and proprietary information to unfairly compete against COSÌ, and Employee acknowledges and agrees that these restrictions are necessary to protect and maintain the proprietary interests, business and goodwill of COSÌ; and

WHEREAS, as a condition of Employee’ employment with COSÌ, COSÌ has required and Employee has agreed to execute this Agreement.

AGREEMENT:

NOW THEREFORE, for and in consideration of the promises set forth  in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Confidential Information.  Employee has (and may have had), and will in the future have, access to, and may create, have contact with, and receive, Confidential Information, which has been developed at COSÌ’s considerable risk and expense.  For the purposes of this Agreement, “Confidential Information” includes, without limitation, information, documents and materials, of any nature whatsoever, which contain confidential, proprietary and/or trade secret information of COSÌ, its affiliates or subsidiaries, or its or their respective business partners, vendors, suppliers, franchisees, employees, and/or customers, or relating to the Business, or are otherwise of a confidential or trade secret nature and which are proprietary to COSÌ, its affiliates or subsidiaries, or its or their respective business partners, vendors, suppliers, franchisees, employees and/or customers that are not part of the public domain (whether or not reduced to writing or other tangible medium of expression), which has been disclosed to, learned by, or developed by Employee in the course of, and as a consequence of, his or her employment by COSÌ, including, without limitation, confidential, proprietary and/or trade secret information pertaining to recipes, formulae, products, goods, services, inventions, discoveries, improvements, innovations, designs, ideas, proprietary information, intellectual property, manufacturing, packaging, advertising, distribution and sales methods, pricing strategies, historical, current and projected financial information (including, without limitation, sales, profits, losses, costs and expenses), business plans, marketing plans, development plans, franchise plans (including without limitation, expansion plans, new store openings, new markets, store closings, new products, and lease terms), customer and client lists, relationships with dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers, franchisees, and others who have business dealings with COSÌ, personal information of customers, franchisees, and employees, and any and all other confidential and proprietary information and/or trade secrets of COSÌ).  Confidential Information includes confidential, proprietary and/or trade secret information of third parties to which Cosi has an obligation of confidentiality and non-disclosure. Confidential Information does not include information that is or becomes generally known to the public through no act of Employee in breach of this Agreement.

2.           Non-Disclosure.  Employee acknowledges that such Confidential Information is a valuable and unique asset of COSÌ, and Employee agrees that, for so long as any Confidential Information received or created by Employee remains Confidential Information, during the term of Employee’s employment with COSÌ, and after termination thereof for any or no reason whatsoever:  (a) Employee shall not at any time disclose to any person or entity, or use for his or her own benefit or for the benefit of any third party, such Confidential Information, except for and on behalf of COSÌ in the course of Employee’s employment and the performance of Employee’s duties as an employee of COSÌ, unless COSÌ expressly consents in writing to the disclosure or use of any item of Confidential Information prior to Employee’s disclosure or use.

3.           Ownership.  Employee acknowledges and agrees that Confidential Information is and at all times shall be the exclusive property of COSÌ, to be used by Employee only as expressly authorized by this Agreement, and that Employee has no claim or right to the continued use or possession of such Confidential Information following termination of Employee’s employment with COSÌ for any or no reason whatsoever.  Employee agrees that, upon termination of Employee’s employment with COSÌ for any or no reason whatsoever, Employee will not retain any such documents, files or other materials and will promptly return to COSÍ any documents, files or other materials in Employee’s possession or custody.

4.   Non-Disparagement.  Employee shall not, at any time during the term of Employee’s employment with COSÌ, and for a period of eighteen (18) months following the termination of employment with COSÌ for any or no reason whatsoever, take any action or make any statement the effect of which would be directly or indirectly to materially impair the goodwill of COSÌ, including, but not limited to, any action or statement intended, directly or indirectly, to benefit a competitor of COSÍ.

5.           Restrictive Covenants.  To further protect COSÌ’s proprietary interest in its Confidential Information and its business relationships with customers, suppliers, vendors, employees, and franchisees, Employee hereby covenants and agrees as follows:

(a)           Non-Solicitation.  During the term of Employee’s employment (except for the sole and exclusive benefit of COSÌ) and continuing for a period of eighteen (18) consecutive months following the termination of Employee’s employment with COSÌ for any or no reason whatsoever, Employee shall not, directly or indirectly, without the express prior written consent of COSÌ, (i) solicit or induce employees of COSÌ to terminate their employment with COSÍ or to enter into employment or service with any other person, firm, corporation, or other entity; or (ii) solicit business from any customers of COSÌ that were customers of COSÌ during the immediately preceding eighteen (18) month period for the purpose of providing or selling competitive goods or services to such customers and encouraging such customers to cease or reduce purchasing goods or services from COSÌ; or (iii) solicit any franchisees or active franchisee prospects that were COSÌ franchisees, or active prospects of COSÌ, during the immediately preceding eighteen (18) month period, to terminate their COSÌ franchise or attempt to divert such prospective franchisee from pursuing a COSÌ franchise.  General employment or advertising solicitations targeted at the general public will not be deemed to be a violation of the restrictions set forth in this paragraph.

(b)           Non-Competition.  During the term of Employee’s employment (except for the sole and exclusive benefit of COSÌ) and continuing for a period of twelve (12) consecutive months following the termination of Employee’s employment with COSÌ for any or no reason whatsoever, Employee shall not, directly or indirectly, without the express prior written consent of COSÌ, (i) enter the employ of, or render services to or on behalf of, any person, firm, corporation, or other entity engaged in providing the same or similar services or products as provided by COSÌ; or (ii) engage in any business in competition with COSÌ, for Employee’s own account or as an individual, partner, shareholder, director, officer, principal, agent, employee, member, manager, trustee, consultant, advisor, joint venturer, representative, or in any other relationship or capacity, whether or not for monetary benefit.  Nothing contained in this paragraph shall be deemed to prohibit Employee from acquiring, solely as an investment, less than five (5%) of the issued and outstanding securities of any public corporation.

(c)           Direct Competitors.  In connection with Sections 5(a) and (b) above, a business in competition with COSÌ includes fast casual restaurant companies that compete directly with COSÌ, such as by way of example Potbelly’s, Panera Bread, Corner Bakery, Au Bon Pain, and other fast causal restaurant companies primarily selling sandwiches and salads that compete directly with COSÌ.  This prohibition as it pertains to restaurant companies includes only those restaurant companies that (i) are a direct competitor of COSÌ, or (ii) are seeking to enter into direct competition with COSÌ.

(d)        Acknowledgment.  The prohibitions set forth in this Section 5 are not intended to and shall not prohibit Employee from entering into employment with (i) any quick service, casual dining or fine dining restaurant or their suppliers, vendors or other service providers, or (ii) any fast casual restaurant companies or their suppliers, vendors or other service providers, that (A) are not a direct competitor of COSÌ, or (B) are not seeking to enter into direct competition with COSÌ.

6.           Acknowledgements by Employee.  Employee acknowledges and agrees that (a) COSÌ is developing and growing its Business throughout the United States and internationally, through company development, franchise development, licensing agreements, strategic partnerships and other business arrangements, and it’s Business is national in scope, and (b) the periods of time, geographical scope and other limitations provided for in this Agreement are the minimum such terms necessary to protect and maintain the proprietary interests, business, and goodwill of COSÌ and its successors and assigns and are reasonable in all respects.  Employee further agrees that any breach of the confidentiality and non-disclosure obligations and restrictive covenants of this Agreement will cause COSÌ irreparable injury and damage for which COSÌ cannot be adequately compensated in monetary damages.  To the extent any such provisions of this Agreement, or any portion thereof, is deemed unenforceable by virtue of its scope, in terms of the period of time, geographical area or otherwise, but may be made enforceable by limitations thereon, Employee agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdictions in which enforcement is sought.  The parties hereby authorize any court of competent jurisdiction to modify or reduce the scope of any such restrictive covenant to the extent necessary to make any such restrictive covenant enforceable to the fullest extent permitted by law.

7.           Remedies.  Employee acknowledges and agrees that any breach or threatened breach of Employee’s obligations under this Agreement will cause irreparable injury to COSÌ.  Employee further acknowledges and agrees that, in the event of a breach or threatened breach of any of the provisions of this Agreement by Employee, COSÌ shall have the right to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, by way of injunction or specific performance, without bond or proof of damages but upon due notice, in addition to all other rights and remedies available to it in law and/or equity.  In the event COSÌ institutes any action to enforce the terms and conditions of this Agreement, Employee shall promptly, upon demand, reimburse COSÌ for all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by COSÌ in doing so.  Employee acknowledges and agrees that COSÌ shall have the right to offset any amounts due by Employee to COSÌ against any amounts due to Employee by COSÌ if Employee fails to promptly reimburse COSÌ as provided in this Agreement.

8.           No Contract of Employment.  This Agreement does not constitute a contract of employment and does not restrict the rights of Employee or COSÌ to terminate the employment relationship at any time for any or no reason whatsoever.

9.           Governing Law.  This Agreement shall be construed and enforced pursuant to the laws of the State of Delaware, as such laws and decisions apply to agreements entered into and to be fully performed within the State of Illinois, without regard to its conflicts of law provisions.

10.           Severability.  If any of the covenants contained in this Agreement, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.  If any of the covenants contained in this Agreement, or any part thereof, are held to be unenforceable because of the duration of such provision, the scope of the subject matter thereof, or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision and, in its reduced form, said provision shall thus be enforceable.

11.           Entire Agreement; No Amendment; Survival.  This Agreement represents the complete understanding and agreement of the parties with regard to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements of the parties with regard to such subject matter.  This Agreement may not be amended or modified except in a writing, signed by both COSÌ and Employee.  Employee’s obligations under this Agreement which, by their nature are intended to so survive, shall survive the termination of Employee’s employment with COSÌ.

12.           General.  Employee’s or COSÌ’s failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition.  A waiver of any right or remedy under this Agreement at any one time or more times shall not be deemed a waiver of such right or remedy at any other time.  No waiver of any kind by COSÌ shall be valid unless it is made in a writing executed and delivered by COSÌ.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The rights and obligations of Employee under this Agreement are personal to Employee, and this Agreement may not be assigned, or any duties delegated, in whole or in part by Employee.  The recitals set forth at the beginning of this Agreement are incorporated into and made an integral part of this Agreement.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.  Signature by facsimile or other similar electronic transmission is hereby authorized and shall have the same force and effect as an original.

13.           THIS AGREEMENT CONTAINS NON-COMPETITION AND NON-SOLICITATION RESTRICTIONS THAT MAY RESTRICT EMPLOYEE’S ACTIVITIES AFTER TERMINATION OF EMPLOYMENT WITH COSÌ.  EMPLOYEE IS ENCOURAGED TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE, AT EMPLOYEE’S EXPENSE, PRIOR TO SIGNING THIS CONFIDENTIALITY AND NON-COMPETE AGREEMENT. By Employee’s signature below, Employee acknowledges that Employee has had sufficient time to read this Agreement, that this is a binding legal document, and that Employee has had the opportunity to consult with an attorney of Employee’s choice prior to signing this Agreement.

IN WITNESS WHEREOF, the Employee and COSÌ, intending to be legally bound, have executed this Agreement as of the date first set forth above.

	COSÌ, INC., a Delaware corporation	EMPLOYEE:

By:
	Name: Kate Shehan	Name: MIGUEL ROSSY-DONOVAN
Title: V.P. Human Resources